Exhibit 99.1

AMETEK Increases Quarterly Dividend

Berwyn, Pa., February 12, 2026 – AMETEK, Inc. (NYSE: AME) today announced its Board of Directors has approved a 10% increase in its quarterly cash dividend on common stock to $0.34 per share from $0.31 per share. The first quarter dividend is payable March 31, 2026 to shareholders of record as of March 16, 2026. This dividend increase will raise the indicated annual rate to $1.36 per share.

“AMETEK continues to perform exceptionally well, delivering strong growth, outstanding cash flow generation and excellent operating results,” stated David A. Zapico, Chairman and Chief Executive Officer. “AMETEK remains committed to deploying our robust cash flows on strategic acquisitions to enhance long-term shareholder value. Given our strong financial position, we are also able to provide our shareholders with a higher and steadily increasing cash dividend.”

Corporate Profile:
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 95 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations & Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247